Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1998 Stock Incentive Plan of Cognex Corporation of our reports dated March 4, 2005, with respect to the consolidated financial statements of Cognex Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Cognex Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cognex Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 20, 2005